Exhibit 3.1
GLOBALSTAR, INC.
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION

Globalstar, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “DGCL”), hereby certifies as follows:

1. This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Third Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on May 27, 2021 (as amended from time to time prior to the date hereof, the “Certificate of Incorporation”).

2. That the Board of Directors of the Corporation duly adopted resolutions setting forth the approval of the following Certificate of Amendment of the Certificate of Incorporation of the Corporation, declaring said Certificate of Amendment to be advisable and recommending that the stockholders of the Corporation approve the same.

3. That thereafter, the necessary number of shares as required by statute voted to approve this Certificate of Amendment.

4. That Article EIGHTH of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“A director or officer of the Corporation shall not be liable to the Corporation or the stockholders for monetary damages for breach of fiduciary duty as a director or officer, respectively, except to the extent that exculpation from liability is not permitted under the General Corporation Law of the State of Delaware as in effect at the time such liability is determined. No amendment or repeal of this Article Eighth shall apply to or have any effect on the liability of any director or officer with respect to acts or omissions of such director or officer prior to such amendment or repeal. To the maximum extent permitted from time to time under the law of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time being presented to its officers, directors or stockholders, other than (i) those officers, directors or stockholders who are employees of the Corporation and (ii) those opportunities demonstrated by the Corporation to have been presented to officers or directors of the Corporation in their capacity as such. No amendment or repeal of this Article Eighth shall apply to or have any effect on any opportunities which such officer, director or stockholder becomes aware prior to such amendment or repeal.”

5. This Certificate of Amendment has been approved and duly adopted in accordance with the provisions of Section 242 of the DGCL.

6. All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Certificate of Incorporation as of this 20th day of May, 2025.

GLOBALSTAR, INC.

By:	/s/ Rebecca S. Clary
Name:	Rebecca S. Clary
Title:	Chief Financial Officer

2